Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-35827

                     SUPPLEMENT NO. 2 DATED FEBRUARY 6, 1998
                       TO PROSPECTUS DATED OCTOBER 6, 1997
                                   RELATING TO
         $80,000,000 6-1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                    INTEREST PAYABLE FEBRUARY 1 AND AUGUST 1
           AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated October 6, 1997, as previously supplemented (the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-35827). Any cross references in this Supplement refer to portions of the Prospectus.

         The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Debentures owned by each additional Selling Securityholder as of February 6, 1998 (subject to the qualification set forth below), (ii) the maximum amount of Debentures which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each additional Selling Securityholder as of February 6, 1998, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.



                                                       Principal Amount of     Shares of Common
                                  Principal Amount      Debentures Offered        Stock Owned            Shares of Common
Name of Selling Securityholder  of Debentures Owned        Hereby             Prior to Offering (1)   Stock Offered Hereby (2)
------------------------------  -------------------    -------------------    ---------------------   ------------------------

Alexandra Global Investment
   Fund 1, Ltd. .............     $5,000,000             $5,000,000               296,296                  296,296

Donaldson, Lufkin & Jenrette
   Securities Corporation....      4,000,000              4,000,000               237,037                  237,037
Forest Fulcrum Fd LP.........      1,870,000              1,870,000               110,815                  110,815
Forest Global Convertible
   Fund Series A-5...........      1,000,000              1,000,000                59,259                   59,259
LLT LTD......................        130,000                130,000                 7,704                    7,704
                                  -----------             -----------             -------                 --------
Total........................    $12,000,000            $12,000,000                 N/A                    711,111
                                  ===========             ===========             =======                 ========

-----------------------
(1) Includes the shares of Common Stock into which the Debentures held by such Selling Securityholder are convertible at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Debentures held by such Selling Securityholder at the initial conversion price. The conversion price and the number of shares of Common Stock issuable upon conversion of the Debentures are subject to adjustment under certain circumstances. See "Description of Debentures - Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Debentures; rather, cash will be paid in lieu of fractional shares, if any.

         Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Debentures, no estimate can be given as to the amount of the Debentures and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their

         Debentures and Common Stock since the date on which they provided the information regarding their Debentures and Common Stock, in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution."

         The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.

         Except as described above, none of the Selling Securityholders listed above had any material relationship with the Company other than as a result of ownership of the Debentures, within the three-year period ending on the date of this Prospectus.




















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